UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 23, 2012 (October 23, 2012)

Monroe Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

000-	27-4895840
(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 258-8300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On October 23, 2012, the Company issued a press release announcing an increase in the size of its proposed initial public offering. The Company has announced an increase in the size of the proposed initial public offering of its common stock from 4,333,334 shares to 5,000,000 shares. As a result of the increase in the size of the offering and associated expenses to be incurred by the Company in connection with the offering, purchasers in the offering will experience an increase in dilution to the net asset value of the shares from $0.22 per share to $0.30 per share. In addition, the total sales load, as reported in the Fees and Expenses table, that the Company will pay to the underwriters has increased from 1.5% of the total offering size to 2.0% of the total offering size.

A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

99.1	Press Release Announcing an Increase in the Size of the Company’s Proposed Initial Public Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONROE CAPITAL CORPORATION

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	President & Chief Executive Officer

Dated: October 23, 2012